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                          [Hanover Capital Letterhead]




For further information, contact:
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
John A. Burchett, CEO, or J. Holly Loux, CFO
732/548-0101

 HANOVER CAPITAL MORTGAGE HOLDINGS, INC. TO LATE FILE ANNUAL REPORT ON FORM 10-K

Edison, N.J., March 30, 2004 --Hanover Capital Mortgage Holdings, Inc. (AMEX:HCM), a Maryland corporation, announced today that it will file a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission with respect to its annual report on Form 10-K. In conjunction with preparing for the filing of its annual report on Form 10-K, the Company is reviewing the accounting treatment for certain previously disclosed items relating to Amendment No. 1 to the Contribution Agreement, dated July 1, 2002 (the "Contribution Agreement"), between the Company and four of its executive officers. This review has caused the Company to seek additional time to finalize and file its annual report on Form 10-K and may result in a revision of its accounting treatment with respect to these items. If upon the completion of this review the accounting treatment is revised, the Company's annual report on Form 10-K, when filed, would contain a change to the earnings announced on February 23, 2004 that would impact reported earnings, although there would be no impact on historical or future dividends.

If the accounting treatment is revised, the Company's compensation expense for 2003 would increase by approximately $1,260,000, or $0.22 per share.

The Company originally entered into a contribution agreement in 1997 with four of its executive officers as part of a formation transaction under which they were entitled to receive up to 216,667 shares of common stock ("Earn-Out Shares") and to have indebtedness forgiven if the Company met certain performance targets. This original agreement, which was to expire September 2002, was amended in 2002 setting revised performance targets and extending the time in which to attain these revised targets under which the executives could earn the Earn-Out Shares and have the indebtedness forgiven. Based on these revised targets and extended timeframes, the executives earned shares, and had loans forgiven, during the second quarter 2003. In its second quarter 2003 financial statements and Form 10-Q, the Company disclosed these payments and reported the charges associated with these matters as an adjustment to stockholders' equity and did not charge the amount to net income. The Company followed accounting that was consistent with the accounting for the original contribution agreement adopted at the time of the Company's formation and initial public offering.

As a result of a subsequent review of these transactions in connection with the preparation of the Company's financial statements for the year ended December 31, 2003, it was suggested that certain aspects of the Contribution Agreement could be seen as linked to compensation agreements that were amended concurrently with the execution of the Contribution Agreement even though the Contribution Agreement was merely an amendment to the original contribution agreement. Because there is no clear guidance on this specific situation in the accounting guidelines, the Company decided to further review the accounting of the distributions of Earn-Out Shares and indebtedness forgiven under the Contribution Agreement. Under an alternative accounting treatment, distributions of Earn-Out Shares and any related loan forgiveness would be accounted for

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as compensation expense for reported income purposes and, accordingly, would reduce the Company's net earnings. In addition, because the Contribution Agreement is still effective, future distributions of Earn-Out Shares and indebtedness forgiven thereunder would impact future results. Because the Company's review of this accounting treatment is not yet complete, the Company was not able to finalize and file with the SEC its annual report on Form 10-K and the financial statements contained therein by March 30, 2004.

Impact on Dividends

In 2002 and 2003, the Company distributed to its stockholders substantially all of its reported net income. The Board of Directors has determined that had the charge relating to the Contribution Agreement been incurred during 2003, the Board would have declared the same dividend of $1.60 per share for 2003. In addition, while future dividends are dependent upon various factors to be considered by the Board of Directors, future payments under the Contribution Agreement, if made and charged to compensation expense, will be added back to reported earnings to form the basis for dividend decisions.

The Company will file its annual report on Form 10-K as soon as practicable, but no later than fifteen days from March 30, 2004. If it adopts the alternative accounting treatment, the Company would also file amended quarterly reports on Form 10-Q for the second and third quarters of 2003 reflecting the changes attributable to the revised accounting treatment.

Conference Call

To answer any questions about this change, Management has arranged for a conference call on Wednesday, March 31, 2004 at 9:00 a.m., Eastern Time. To participate in the call, please dial in toll-free at (877) 407-8035. The conference call will be broadcast on the Internet at www.vcall.com. To listen to the call, please go the Web site at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those unable to participate in or listen to the call, a replay will be available after the call at the Vcall Web site or by dialing toll-free (877) 660-6853 and entering the account number: 1628 and the conference identification number: 100298. We encourage those with questions to listen to the replay and/or contact us directly.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our ability to pay future dividends, successfully invest capital, achieve greater returns on investments, manage credit and other portfolio risks, provide continued growth for our stockholders, and our future financial results. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Those risks and uncertainties can include: regulatory and tax limitations on the types of investments in which we can participate, our ability to find suitable investments, fluctuation of interest rates, our ability to manage credit risk, accelerated prepayment of principal, our ability to borrow at favorable rates and terms, adverse general economic trends, the ability of HanoverTrade and Hanover Capital Partners to secure additional contracts and generate revenues, and our ability to retain key employees, among others. For more complete information concerning factors that could affect our results, please refer to our registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts.

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